                                                                                                                                                                                                                                                                                                                                                                                                                                                                   Exhibit 99.1

ConnectOne Bancorp, Inc. Adds Veteran Banking and Financial Services Consultant Susan O’Donnell to Board of Directors

Strategic Appointment Builds on Regional Bank’s Sustainable Growth Strategy

Englewood Cliffs, NJ – June 11, 2024 – ConnectOne Bank (“ConnectOne”), the wholly-owned depository subsidiary of ConnectOne Bancorp, Inc. (NASDAQ: CNOB), today announces the addition of seasoned financial services consultant Susan O’Donnell to its Board of Directors to deepen its bench of industry leaders from the financial services and banking industries.

“Susan brings a strategic mindset to our board having advised banks and financial institutions over a 30-year career,” said Frank Sorrentino, Chairman and CEO of ConnectOne. “Her proven track record and leadership skills are a perfect match for us as we encounter the need to make tough strategic decisions to drive ConnectOne’s continued sustainable growth. We are proud to have Susan’s expertise and look forward to working with her.”

O’Donnell has significant experience in executive and board compensation and governance, with a specialty in financial institutions. Throughout her career, she has advised and educated bank boards and management teams on strategic compensation, corporate structure, shareholder alignment/engagement, and the importance of long-term vision as the banking landscape continues to evolve.

“ConnectOne is an industry leader and a growth-oriented financial institution that is always looking to the future, by focusing on people and technology in innovative ways that best serve their clients'’ said O’Donnell. “I look forward to joining this esteemed Board of Directors and leadership team and contributing to ConnectOne’s future success.

Previously, O’Donnell held leadership roles at Meridian Compensation Partners and Pearl Meyer & Partners where she advised boards and senior management on board compensation, governance, long-term incentive plan design, risk and performance assessment, shareholder engagement and succession planning. She also spoke regularly at industry associations on emerging practices for publicly traded financial institutions. She is also a board member of Belknap House, a community non-profit that provides shelter and resources for homeless families.

About ConnectOne Bank

ConnectOne Bank, a subsidiary of ConnectOne Bancorp, Inc. (NASDAQ: CNOB) is a leading commercial bank with total assets nearing $10 Billion. ConnectOne offers a full suite of banking and lending services to commercial, small business and consumer clients. Founded by Frank Sorrentino, an entrepreneur, ConnectOne combines leading digital solutions with high-level service to offer an unparalleled experience to its clients.

Investor Contact:
William S. Burns
Senior Executive Vice President & CFO
201.816.4474: bburns@cnob.com

Media Contact:
Shannan Weeks
MWW
732.299.7890: sweeks@mww.com